As filed with the Securities and Exchange Commission on June 29, 2011	Registration No. 333-[ ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia	58-1807304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
(706) 781-2265
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Jimmy C. Tallent 125 Highway 515 East Blairsville, Georgia 30512 (706) 781-2265 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James W. Stevens Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer  ☐                                                                                               Accelerated Filer   ☒

Non-accelerated Filer   ☐                                                                                                    Smaller Reporting Company   ☐

(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share	24,085,777	$10.10	$243,266,347.70	$28,243.22
Non-Voting Common Stock, $1.00 par value per share	15,914,209	$10.10	$160,733,510.90	$18,661.16
Total:				$46,904.38	(2)

(1)
Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of United Community Banks, Inc. common stock reported on the Nasdaq Global Select Market on June 28, 2011.

(2)
Pursuant to Rule 457(p), $18,938.54 of previously paid registration fees is presently available for offset.  The currently due registration fee of $46,904.38 associated with this offering is hereby offset against the previously paid registration fees made in connection with United Community Banks, Inc.’s registration statement on Form S-3 filed on August 11, 2010 (File No. 333-168769) and United Community Banks, Inc.’s registration statement on Form S-3 filed on November 14, 2008 (File No. 333-155377), as amended by Post-Effective Amendment No. 1 filed on January 29, 2009 (File No. 333-155377) and Post-Effective Amendment No. 2 filed on March 12, 2009 (File No. 333-155377).  No securities were issued or sold pursuant to such registration statements, which were withdrawn upon request of United Community Banks, Inc. pursuant to Rule 477 on March 21, 2011.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 29, 2011

PROSPECTUS

UP TO 24,085,777 SHARES OF COMMON STOCK

UP TO 15,914,209 SHARES OF NON-VOTING COMMON STOCK

This prospectus relates to the offer and sale of up to 24,085,777 shares of our common stock, par value $1.00 per share (the “Common Stock”) and up to 15,914,209 shares of our non-voting common stock, par value $1.00 per share (the “Non-Voting Common Stock”), by certain selling shareholders identified herein (the “Selling Shareholders”).  We issued the Common Stock and the Non-Voting Common Stock (collectively, the “Securities”) in a private placement to the Selling Shareholders that closed on March 30, 2011 (the “Private Placement”).  We are registering the resale of the Securities as required by the investment agreement and subscription agreements (the “Investment Agreements”) that we entered into with the Selling Shareholders.

The Selling Shareholders may sell all or a portion of the Common Stock from time to time, in amounts, at prices and on terms determined at the time of the offering.  The Selling Shareholders may sell all or a portion of the Non-Voting Common Stock from time to time, in amounts and on terms determined at the time of the offering.  The Non-Voting Common Stock will be sold by the Selling Shareholders at a price of $9.50 per share, or at privately negotiated prices, until a market develops for the Non-Voting Common Stock, if any.  We will not receive any proceeds from the sale of the Securities by the Selling Shareholders.  The Securities may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 13.

Our Common Stock is currently traded on the Nasdaq Global Select Market under the symbol “UCBID” to reflect the recent reclassification of our Common Stock.  As of July 19, 2011, our Common Stock will resume trading on the Nasdaq Global Select Market under its former symbol, “UCBI”.  On June 28, 2011, the last reported sale price of our Common Stock on the Nasdaq Global Select Market was $10.18 per share.  You are urged to obtain current market quotations of our Common Stock.  The Non-Voting Common Stock is not listed on any stock exchange, and we do not intend to list any shares of such stock on a stock exchange.

Investing in the Securities involves a high degree of risk.  See the section entitled “Risk Factors” beginning on page 7 and the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.  An investment in the Securities of United Community Banks, Inc. is not insured by the Federal Deposit Insurance Corporation or any other government agency.

The Securities are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is ____________ __, 2011

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information that is different from such information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are offering to sell Securities only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date on its cover page regardless of the time of delivery of this prospectus or any sale of the Securities.  In case there are differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

We are issuing the Securities only in jurisdictions where such issuances are permitted.  The distribution of this prospectus and the issuance of the Securities in certain jurisdictions may be restricted by law.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Securities and the distribution of this prospectus outside the Untied States.  This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision.  To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 7.  You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, “United” or “the Company” refer to United Community Banks, Inc. and its subsidiaries on a consolidated basis.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decisions. This prospectus provides you with a general description of United, the Securities issuable under this prospectus and the offering.

Business

We are the third largest bank holding company headquartered in Georgia, with total consolidated assets of $7.97 billion, total loans of $4.19 billion, total deposits of $6.60 billion and shareholders’ equity of $850 million as of March 31, 2011.  We conduct substantially all of our operations through our wholly-owned Georgia bank subsidiary, United Community Bank (the “bank”), which operates with decentralized management that is currently organized as 27 separate “community banks” at 106 locations in north Georgia, the Atlanta metropolitan statistical area (or MSA), the Gainesville, Georgia MSA, coastal Georgia, western North Carolina and eastern Tennessee.  While we enjoy the efficiencies of a single bank charter, each of our “community banks” is led by a local president and management team who collectively have significant experience in and ties to their respective communities.  Our community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured lending, wire transfers, brokerage services and other financial services.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the period ended March 31, 2011.  For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

Recent Developments

On June 17, 2011, United filed Articles of Amendment to its Restated Articles of Incorporation, as amended (the “Articles”), to effect a 1-for-5 reverse stock split of its Common Stock and Non-Voting Common Stock.  Pursuant to the amendment, each 5 shares of United’s Common Stock was reclassified into 1 share of Common Stock, and each 5 shares of United’s Non-Voting Common Stock was reclassified into 1 share of Non-Voting Common Stock.  The 1-for-5 reclassification is referred to herein as the “Reclassification”.  All share amounts and per share information presented herein have been adjusted to reflect the Reclassification as if it had occurred prior to the earlier period shown.

During the first quarter of 2011, United announced its plans to sell $380 million of Common Stock and convertible preferred stock in the Private Placement to a group of investors.  United entered into Investment Agreements with Corsair Georgia, L.P. (“Corsair Georgia”)  and a group of institutional investors (collectively, the “Investors”) and closed the Private Placement on March 30, 2011.  Pursuant to the Private Placement and following receipt of required shareholder approvals, the conversion of all preferred stock and the completion of the Reclassification, the Investors now own an aggregate of 24,085,777 shares of Common Stock and 15,914,209 shares of Non-Voting Common Stock.  The Private Placement resulted in an increase to shareholders’ equity of $363 million.

In connection with the Private Placement, we agreed to appoint a director to our Board of Directors nominated by Corsair Georgia.  Peter E. Raskind, who was appointed to our Board of Directors on April 21, 2011 and who was re-elected at our 2011 annual meeting of shareholders, was Corsair Georgia’s Board of Directors’ nominee.  For more information on the Private Placement, see our Current Report on Form 8-K, including the related exhibits, filed with the SEC on March 31, 2011 and our Proxy Statement related to our 2011 annual meeting of shareholders, filed with the SEC on April 25, 2011.

The bank is currently subject to a memorandum of understanding (the “MOU”) with the Federal Deposit Insurance Corporation (the “FDIC”) and Georgia Department of Banking and Finance (the “DBF”) which requires, among other things, that the bank maintain its Tier 1 leverage ratio at not less than 8% and its total risk-based capital ratio at not less than 10% during the life of the MOU. Additionally, the MOU requires that, prior to declaring or paying any cash dividends to United, the bank must obtain the written consent of its regulators.  Although the bank’s Tier 1 leverage ratio was below the target level of 8% as of December 31, 2010, as a result of the March 30, 2011 closing of the Private Placement, United exceeded all capital ratio targets contained in the MOU as of March 31, 2011.  Otherwise, the bank has met or surpassed all other goals and obligations contained in the MOU and is in full compliance with its terms.

Also, on March 30, 2011, after completion of the $380 million Private Placement, the Board of Directors approved a plan to sell approximately $293 million in substandard and nonperforming loans, and to accelerate the disposition of approximately $142 million in foreclosed properties (the “Problem Asset Disposition Plan”) in the second and third quarters of 2011.  The substandard and nonperforming loans were sold by the bank for an aggregate purchase price of approximately $86.5 million in a bulk transaction (the “Bulk Loan Sale”) that closed on April 18, 2011 pursuant to an asset purchase and sale agreement (the “Asset Purchase Agreement”) entered into by the bank, CF Southeast LLC (“CF Southeast”) and CF Southeast Trust 2011-1 (“CF Trust” and together with CF Southeast, the “Purchasers”).  At the end of the first quarter of 2011, United wrote down and transferred these substandard and nonperforming loans to loans held for sale.  The write-downs were based on indicative bids received from potential buyers.  As directed by the Board of Directors, United plans to sell substantially all of the foreclosed properties in the second and third quarters of 2011.  United incurred foreclosed property costs of $64.9 million for the first quarter of 2011, which was up $54.1 million from the first quarter of 2010, reflecting higher write-downs on foreclosed properties to expedite sales under the Problem Asset Disposition Plan.  As a result of the Bulk Loan Sale in the second quarter of 2011, we expect inflows to foreclosed properties to continue to decline as the loans with the highest probability of foreclosure were included in the Bulk Loan Sale.  Correspondingly, we expect related foreclosure costs to continue to decline.

We were incorporated in 1987 as a Georgia corporation. Our principal executive offices are located at 125 Highway 515 East, Blairsville, Georgia 30512, and our telephone number is (706) 781-2265.  Our website is http://www.ucbi.com.  Information on our website is not incorporated into this prospectus by reference and is not a part hereof.

The Offering

Issuer	United Community Banks, Inc.

Common Stock and Non-Voting Common Stock offered by us	None.

Common Stock offered by Selling Shareholders	Up to 24,085,777 shares of Common Stock.

Non-Voting Common Stock offered by Selling Shareholders	Up to 15,914,209 shares of Non-Voting Common Stock.

Use of proceeds	We will not receive any proceeds from the sale of the Securities.

Listing
Our Common Stock is currently listed on the Nasdaq Global Select Market under the symbol “UCBID”.  In accordance with Nasdaq Stock Market Rules, the “D” was added to the symbol under which our Common Stock ordinarily trades, “UCBI”, on June 20, 2011 to reflect the Reclassification.  On July 19, 2011, approximately 20 trading days after the effective date of the Reclassification, our Common Stock will again be listed on the Nasdaq Global Select Market under the symbol “UCBI”.

Risk Factors	You should consider carefully the matters set forth under “Risk Factors” beginning on page 7 of this prospectus before deciding to purchase any of the Securities.

RISK FACTORS

An investment in the Securities involves a significant degree of risk.  You should carefully consider the risks described below and all other information contained in this prospectus and the documents incorporated herein by reference before deciding to invest in the Securities.  These risks and uncertainties are not the only risks we face.  It is possible that risks and uncertainties not listed below may arise or become material in the future and affect our business.

Risks Associated with Our Business and Related to Regulatory Events

We have incurred significant operating losses and the timing of profitability is uncertain.

We incurred a net operating loss from continuing operations of $142 million for the first quarter of 2011. This compared to a net operating loss from continuing operations of $34.5 million for the first quarter of 2010.  Diluted operating loss from continuing operations per common share was $7.87 for the first quarter of 2011, compared to a diluted operating loss from continuing operations per common share of $1.96 for the first quarter of 2010.  The first quarter of 2011 operating loss largely reflects the Board of Director’s decision to adopt the Problem Asset Disposition Plan described above under “Summary—Recent Developments” to quickly dispose of problem assets following our successful Private Placement also described in “Summary—Recent Developments”.  We incurred a net operating loss from continuing operations of $143 million, or $8.12 per share, for the year ended December 31, 2010; $139 million, or $12.37 per share, for the year ended December 31, 2009; and $63.9 million, or $6.81 per share, for the year ended December 31, 2008, in each case due primarily to credit losses and associated costs, including significant provisions for loan losses.  We may continue to have a higher than normal level of nonperforming assets and substantial charge-offs in 2011, which would continue to adversely impact our overall financial condition and results of operations.

Our ability to use our deferred tax asset balances may be materially impaired.

As of March 31, 2011, our net deferred tax asset balance was approximately $266 million, which includes approximately $206 million of federal and state net operating losses.  We currently have a valuation allowance of $4.81 million against certain deferred state tax assets that have a very short carry forward period.  Our ability to use these tax benefits would be substantially limited if we were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and related Internal Revenue Service pronouncements.  As a result of the Private Placement we did not incur an “ownership change”, but are close to the threshold.

In general, an “ownership change” would occur if our “5-percent shareholders”, as defined under Section 382, collectively increased their ownership in United by more than 50% over a rolling three-year period.  A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change deferred tax assets equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate, which was 4.55% for ownership changes occurring in March 2011, the month in which United completed the Private Placement.

While we have taken measures to reduce the likelihood that future transactions in our stock will result in an ownership change, there can be no assurance that an ownership change will not occur in the future.  More specifically, while the Tax Benefits Preservation Plan described below under “Description of Capital Stock—Tax Benefits Preservation Plan” provides an economic disincentive for any one person or group to become a Threshold Holder (as defined in the plan and described below) and for any existing Threshold Holder to acquire more than a specified amount of additional shares, there can be no assurance that the Tax Benefits Preservation Plan will deter a shareholder from increasing its ownership interests beyond the limits set by the plan.  Such an increase could adversely affect our ownership change calculations.

Our calculations regarding our current cumulative change and the likelihood of a future ownership change are based on current law.  Any change in applicable law may result in an ownership change.

Other than the risk factors mentioned above, there have been no material changes from the risk associated with our business and industry, as well as the risks related to legislative and regulatory events, contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated in this prospectus by reference.

Risks Related to the Ownership of the Securities

It is unlikely that an active trading market for the Non-Voting Common Stock will develop.

The Non-Voting Common Stock will not be a liquid investment because no public trading market currently exists for such security and it is unlikely that a market will develop.  Potential purchasers of the Non-Voting Common Stock should consider carefully the limited liquidity of such investment before purchasing any shares of the Non-Voting Common Stock.  We are not obligated, and do not intend, to apply for the listing of the Non-Voting Common Stock on any securities exchange.  Even if a trading market for the Non-Voting Common Stock were to develop, it may not continue, and a purchaser of such securities may not be able to sell such securities at or above the price at which they were purchased.

The resale and transfer of the Non-Voting Common Stock is subject to significant restrictions.

Under the terms of the Investment Agreements, pursuant to which the Non-Voting Common Stock was initially sold to the Selling Shareholders, the Non-Voting Common Stock is restricted and may only be transferred in an “Approved Transfer”.  An “Approved Transfer” means a sale or other transfer (i) to an affiliate of the holder of the Non-Voting Common Stock to be transferred under common control with such holder’s ultimate parent, general partner or investment advisor but only if the transferee agrees in writing for the benefit of United to be bound by the terms of the applicable Investor Agreement; (ii) in a widely distributed public offering registered pursuant to the Securities Act; (iii) to a person that is acquiring at least a majority of United’s outstanding “voting securities” (as defined in the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and any rules or regulations promulgated thereunder) not including any voting securities such person is acquiring from the holder of the Non-Voting Common Stock to be transferred or its affiliates; or (iv) upon certification by the holder of the Non-Voting Common Stock to be transferred in writing to United that such holder believes that the transferee shall not, after giving effect to such transfer, own for purposes of the BHC Act, or the Change of Bank Control Act of 1978, as amended (the “Change of Bank Control Act”), and any rules and regulations promulgated thereunder, more than 2% of any class of voting securities of United outstanding at such time.

The restrictions on transfer applicable to the Non-Voting Common Stock may significantly impair the liquidity of the Non-Voting Common Stock.  Investors in the Non-Voting Common Stock may not be able to resell their shares at a favorable price or may not be able to resell them at all.  Therefore, holders of the Non-Voting Common Stock may be required to bear the economic risk of their investment for an indefinite period of time.

The transferability of our Common Stock is limited as a result of our Tax Benefits Preservation Plan.

As described under “—Risks Associated with Our Business and Related to Regulatory Events—Our ability to use our deferred tax asset balances may be materially impaired”, our ability to use net operating loss carry-forwards to reduce future tax payments may be limited or restricted.  We have generated significant deferred tax assets as a result of our recent losses.  In order to reduce the likelihood that future transactions in our Common Stock will result in an ownership change under Section 382, on February 22, 2011, we adopted a Tax Benefits Preservation Plan, which provides an economic disincentive for any person or group to become an owner, for relevant tax purposes, of 4.99% or more of our Common Stock.

The Tax Benefits Preservation Plan has the effect of limiting transferability of our Common Stock because it makes it more difficult and more expensive to acquire our Common Stock under the circumstances described.  If you acquire shares of our Common Stock, your ability to dispose of such shares may be limited due to the reduced class of potential purchasers for the shares.

Our Common Stock and Non-Voting Common Stock are equity and therefore are subordinate to our subsidiaries’ indebtedness and our preferred stock.

Our Common Stock and Non-Voting Common Stock are equity interests and do not constitute indebtedness of United.  Consequently, our Common Stock and Non-Voting Common Stock rank junior to all current and future indebtedness of United and other non-equity claims against us with respect to assets available to satisfy claims against us, including in the event of our liquidation or dissolution.  We may, and the bank and our other subsidiaries may also, incur additional indebtedness from time to time and may increase our aggregate level of outstanding indebtedness.

Further, holders of our Common Stock and Non-Voting Common Stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock that may be outstanding from time to time.  Our Board of Directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of our shareholders.  If we issue preferred shares in the future that have a preference over our Common Stock and Non-Voting Common Stock with respect to the payment of dividends or distributions upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of our Common Stock, then the rights of holders of our Common Stock and Non-Voting Common Stock could be adversely affected.  Further, the market price of our Common Stock and, to the extent a trading market exists, the market price of our Non-Voting Common Stock could be adversely affected.

We rely on dividends we receive from our subsidiary and are subject to restrictions on our ability to declare or pay dividends.

As a bank holding company, our ability to pay dividends depends primarily on the receipt of dividends from our wholly-owned bank subsidiary.  Dividend payments from the bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies.  The ability of the bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements.  As of March 31, 2011, pursuant to these restrictions, the bank did not have the ability to pay dividends to United without prior regulatory approval.

Future dividend payments are restricted by the terms of Treasury’s equity investment in us and a Board resolution.

Beginning during the third quarter of 2008, we began to pay stock dividends in lieu of cash dividends to preserve capital and strengthen our tangible common equity levels.  Under the terms of the Capital Purchase Program (the “CPP”) of the United States Department of the Treasury (“Treasury”), until the earlier of December 5, 2011 or the date on which the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) we sold to Treasury under the CPP has been redeemed in whole or Treasury has transferred all of the Series B Preferred Stock to third parties, we are prohibited from increasing dividends on our Common Stock from the last quarterly cash dividend per share ($.45) declared on our Common Stock prior to December 5, 2008, as adjusted for subsequent stock dividends and other similar actions, and from making certain repurchases of equity securities without Treasury’s consent.

Furthermore, as long as the Series B Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities are prohibited until all accrued and unpaid dividends are paid on such Series B Preferred Stock, subject to certain limited exceptions.  See “Item 1. Business—Payment of Dividends” in United’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

In addition, pursuant to a resolution adopted by our Board of Directors, we have agreed with the Federal Reserve Bank of Atlanta (the “Federal Reserve”) to not incur additional indebtedness, pay cash dividends or repurchase outstanding capital stock without regulatory approval.

The current dividend rates on our outstanding preferred stock are as follows:  (i) 6% with respect to our Series A Preferred Stock (defined below); 5% with respect to our Series B Preferred Stock; and (iii) 9.96% with respect to our Series D Preferred Stock (defined below).  The annual dividend accrual for our outstanding preferred stock is $13,020 on our Series A Preferred Stock, $9,000,000 on our Series B Preferred Stock and $1,654,655 on our Series D Preferred Stock.  Other than shares of our Series C Preferred Stock (defined below) that may be purchased by one of our investors, Fletcher International, Ltd., we do not have any arrangement, agreement or understanding regarding the future issuance of additional preferred stock.  Currently, no shares of the Series C Preferred Stock are outstanding.

If Fletcher acquires our Common Stock under existing agreements, our existing shareholders’ interests may be diluted and the market price of our Common Stock may fall.

On April 1, 2010, we entered into a securities purchase agreement with Fletcher International, Ltd. (“Fletcher”) and the bank entered into an asset purchase and sale agreement with Fletcher International, Inc. and certain affiliates thereof.  As part of asset purchase agreement, Fletcher received a warrant to acquire United’s Common Stock Equivalent Junior Preferred Stock (the “Junior Preferred Stock”) that is convertible into 1,411,765 shares of our Common Stock at a price of $21.25 per share.  In accordance with the terms of the securities purchase agreement, prior to May 29, 2012, Fletcher has the right to purchase up to $65 million of our Series C Preferred Stock, which is convertible by Fletcher into shares of our Common Stock at $26.25 per share (2,476,191 shares).   In addition, Fletcher will receive an additional warrant to purchase $35 million of our Common Stock at $30.10 per share (1,162,791 shares) when it purchases the last $35 million of Series C Preferred Stock.  All of the warrants settle on a cashless exercise basis and the net shares to be delivered upon cashless exercise will be less than what would have been issuable if the warrant had been exercised for cash.

Although all of the shares of Common Stock would be issued to Fletcher at a price that is significantly more than our tangible book value, the ownership interest of existing shareholders could be diluted if such stock is issued.

We may issue additional securities that could result in dilution of your investment.

Our Board of Directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of the Common Stock, Non-Voting Common Stock or other securities.  These issuances would likely dilute the ownership interests of our investors and may dilute the per share book value of the Common Stock and Non-Voting Common Stock.

An entity holding as little as a 5% interest in our outstanding Common Stock could, under certain circumstances, be subject to regulation as a “bank holding company”.

Any entity, including a “group” composed of natural persons, owning or controlling with the power to vote 25% or more of our outstanding Common Stock, or 5% or more if the holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the BHC Act.  In addition, (i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve under the BHC Act to acquire or retain 5% or more of our outstanding Common Stock and (ii) any person not otherwise defined as a company by the BHC Act and its implementing regulations may be required to obtain the approval of the Federal Reserve under the Change of Bank Control Act to acquire or retain 10% or more of our outstanding Common Stock.

A company that acquires “control” of a bank or a bank holding company will itself become a bank holding company.  Although “control” for purposes of the BHC Act generally requires the acquisition of 25% or more of a class of voting shares or the ability to appoint a majority of the board of directors, the Federal Reserve has the authority to determine, after a hearing, that a company has the ability to exercise a controlling influence over a bank or a bank holding company.  Becoming a bank holding company imposes statutory and regulatory restrictions and obligations, such as providing managerial and financial strength for any bank subsidiaries.  Regulation as a bank holding company could require the holder to divest all or a portion of the holder’s investment in the Common Stock or those nonbanking investments that may be deemed impermissible or incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

An investment in the Securities is not an insured deposit.

The Securities are not bank deposits and, therefore, are not insured against loss by the FDIC or any other public or private entity.  Investment in the Securities is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus, including any documents incorporated herein by reference, and is subject to the same market forces that affect the capital stock in any company.  As a result, if you acquire the Securities, you may lose some or all of your investment.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about United and its subsidiaries.  These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology.  Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of United and its subsidiaries.  We caution our shareholders and other readers not to place undue reliance on such statements.

Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors.  Consequently, actual results and experience may materially differ from those contained in any forward-looking statements.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2010:

●	our ability to become profitable;

●	our ability to fully realize our deferred tax asset balances, including net operating loss carry-forwards;

●	the condition of the banking system and financial markets;

●	the results of our most recent internal stress test may not accurately predict the impact on our financial condition if the economy was to continue to deteriorate;

●	our ability to raise capital as may be necessary;

●	our ability to maintain liquidity or access other sources of funding;

●	changes in the cost and availability of funding;

●	the success of the local economies in which we operate;

●	our concentrations of residential and commercial construction and development loans and commercial real estate loans are subject to unique risks that could adversely affect our earnings;

●	changes in prevailing interest rates may negatively affect our net income and the value of our assets;

●	the accounting and reporting policies of United;

●	if our allowance for loan losses is not sufficient to cover actual loan losses;

●	we may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers or employees;

●	competition from financial institutions and other financial service providers;

●	Treasury may change the terms of our Series B Preferred Stock;

●	risks with respect to future expansion and acquisitions;

●	conditions in the stock market, the public debt market and other capital markets deteriorate;

●	the impact of the Dodd-Frank Act and related regulations and other changes in financial services laws and regulations;

●	the failure of other financial institutions;

●	a special assessment that may be imposed by the FDIC on all FDIC-insured institutions in the future, similar to the assessment in 2009 that decreased our earnings; and

●	regulatory or judicial proceedings, board resolutions, informal memorandums of understanding or formal enforcement actions imposed by regulators that occur, or any such proceedings or enforcement actions that is more severe than we anticipate.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus.  Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Securities offered by the Selling Shareholders.  All proceeds from the sale of the Securities will be solely for the accounts of the Selling Shareholders.

PLAN OF DISTRIBUTION

We are registering the Securities covered by this prospectus to permit the Selling Shareholders to conduct public secondary trading of the Securities from time to time after the date of this prospectus.  The aggregate proceeds to the Selling Shareholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions.  A Selling Shareholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of the Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

●	directly by the Selling Shareholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest; or

●
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Shareholders or the purchasers of the Securities.

The Selling Shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act.  As a result, any profits on the sale of the Securities by such Selling Shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act.  Selling Shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act.  Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The Securities may be sold in one or more transactions at:

●	fixed prices;

●	prevailing market prices at the time of sale;

●	prices related to such prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

The sales may be effected in one or more transactions:

●	on any national securities exchange or quotation on which the Securities may be listed or quoted at the time of the sale;

●	in the over-the-counter market;

●	in transactions other than on such exchanges or services or in the over-the-counter market;

●
through the writing of options (including the issuance by the Selling Shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

●	in a public auction;

●	through the settlement of short sales; or

●	through any combination of the foregoing.

These transactions may include block transactions or crosses.  Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the Securities, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

●	engage in short sales of the Securities in the course of hedging their positions;

●	sell the Securities short and deliver the Securities to close out short positions;

●	loan or pledge the Securities to broker-dealers or other financial institutions that in turn may sell the Securities;

●
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Securities, which the broker-dealer or other financial institution may resell under the prospectus; or

●	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Shareholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the Selling Shareholders.  In the event any underwriter, broker-dealer or agent is engaged regarding the sale of the Securities by the Selling Shareholders, we will file a post-effective amendment to the registration statement, of which this prospectus forms a part, to disclose such material change in the plan of distribution.

There can be no assurance that any Selling Shareholder will sell any or all of the Securities under this prospectus.  Further, we cannot assure you that any such Selling Shareholder will not transfer, devise or gift the Securities by other means not described in this prospectus.  The Securities covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus.  The Securities may be sold in some states only through registered or licensed brokers or dealers.  In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Shareholders and any other person participating in the sale of the Securities will be subject to the Exchange Act.  The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Shareholders and any other such person.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities being distributed.  This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.  We have agreed to pay substantially all of the expenses incidental to the registration of the Securities, including all registration, filing and listing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses, expenses incurred in connection with any “road show”, the reasonable fees and disbursements of counsel for any Selling Shareholder, and expenses of our independent accountants in connection with reviews or audits in connection with the registration of the Securities.  The Selling Shareholders will be required to pay all discounts, selling commissions and stock transfer taxes applicable to the sale of the Securities and fees and disbursements of counsel for any Selling Shareholder (other than fees and disbursements included in the registration expenses).

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of the Securities by the Selling Shareholders.  The Selling Shareholders acquired the Securities in connection with the Private Placement.  We will not receive any proceeds from the resale of the Securities by the Selling Shareholders.  Except as discussed in footnote 5 below, the Selling Shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

The following table is based on information provided to us by the Selling Shareholders on or about June 24, 2011 and as of such date.  Because the Selling Shareholders may sell all, some or none of the Securities, no estimate can be given as to the amount of shares that will be held by the Selling Shareholders upon termination of this offering.  For purposes of the table below, we have assumed that no Securities will be held by the Selling Shareholders at such time.

	Beneficial Ownership Prior to the Offering						Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Non-Voting Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned(2)	Percent of Non-Voting Common Stock Beneficially Owned(3)	Number of Shares of Common Stock Being Offered	Number of Shares of Non-Voting Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned(4)	Number of Shares of Non-Voting Common Stock Beneficially Owned(4)
Corsair Georgia, L.P. (5)	4,109,630	8,821,995	9.14%	55.43%	4,109,630	8,821,995	–	–
c/o Corsair Capital LLC 717 Fifth Avenue, 24th Floor New York, NY 10022
K 422 Holdings South, L.L.C. (6)	2,815,097	213,324	6.26%	1.34%	2,815,097	213,324	–	–
c/o King Street Capital Management, L.P. 65 East 55th Street, 30th Floor New York, NY 10022
K 422 Holdings, L.L.C. (7)	1,294,533	98,098	2.88%	*	1,294,533	98,098	–	–
c/o King Street Capital Management, L.P. 65 East 55th Street, 30th Floor New York, NY 10022
Maycomb Holdings III, LLC (8)	1,179,590	1,237,511	2.62%	7.78%	1,179,590	1,237,511	–	–
c/o Siguler Guff DOF III GP, LLC 825 Third Avenue, 10th Floor New York, NY 10022
Maycomb Holdings II, LLC (9)	854,468	896,426	1.90%	5.63%	854,468	896,426	–	–
c/o Siguler Guff DOF II GP, LLC 825 Third Avenue, 10th Floor New York, NY 10022
Maycomb Holdings IV, LLC (10)	854,469	896,426	1.90%	5.63%	854,469	896,426	–	–
c/o Siguler Guff DOF IV GP, LLC 825 Third Avenue, 10th Floor New York, NY 10022
Maycomb RE, LLC (11)	770,555	808,392	1.71%	5.08%	770,555	808,392	–	–
c/o Siguler Guff DREOF GP, LLC 825 Third Avenue, 10th Floor New York, NY 10022
Siguler Guff Hearst Opportunities Fund, LP (12)	256,851	269,464	*	1.69%	256,851	269,464	–	–
c/o Siguler Guff Hearst GP, LLC 825 Third Avenue, 10th Floor New York, NY 10022

Bay Pond Partners, L.P. (13)	1,703,299	521,725	3.79%	3.28%	%	1,703,299	521,725	–	–
c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210
Ithan Creek Investors USB, LLC (14)	920,121	281,836	2.05%	1.77%	%	920,121	281,836	–	–
c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210
Bay Pond Investors USB, LLC (15)	894,042	273,848	1.99%	1.72%	%	894,042	273,848	–	–
c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210
Wolf Creek Partners, L.P. (16)	261,874	80,213	*	*	*	261,874	80,213	–	–
c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210
Wolf Creek Investors USB, LLC (17)	238,969	73,198	*	*	*	238,969	73,198	–	–
c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210
Ithan Creek Investors II USB, LLC (18)	91,319	27,972	*	*	*	91,319	27,972	–	–
c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210
York Multi-Strategy Master Fund, L.P. (19)	1,288,049	378,288	2.87%	2.38%	%	1,288,049	378,288	–	–
c/o York Capital Management 767 Fifth Avenue, 17th Floor New York, NY 10153
York Capital Management, L.P. (20)	746,114	219,127	1.66%	1.38%	%	746,114	219,127	–	–
c/o York Capital Management 767 Fifth Avenue, 17th Floor New York, NY 10153
Perry Partners International Master, Inc. (21)	1,402,352	422,711	3.12%	2.66%	%	1,402,352	422,711	–	–
c/o Perry Corp. 767 Fifth Avenue, 19th Floor New York, NY 10153
Perry Partners, L.P. (22)	631,810	190,447	1.41%	1.20%	%	631,810	190,447	–	–
c/o Perry Corp. 767 Fifth Avenue, 19th Floor New York, NY 10153
Waterstone Market Neutral Master Fund Ltd. (23)	1,301,760	140,862	2.90%	*	*	1,301,760	140,862	–	–
c/o Waterstone Capital Management, LP 2 Carlson Parkway, Suite 260 Plymouth, MN 55447
Waterstone MF Fund, Ltd. (24)	301,101	32,582	*	*	*	301,101	32,582	–	–
c/o Waterstone Capital Management, LP 2 Carlson Parkway, Suite 260 Plymouth, MN 55447
Waterstone Market Neutral MAC 51 Ltd. (25)	175,535	18,995	*	*		175,535	18,995	–	–
c/o Waterstone Capital Management, LP 2 Carlson Parkway, Suite 260 Plymouth, MN 55447

IAM Mini-Fund 21 Limited (26)	58,583	6,340	*	*		*	58,583	6,340	–	–
c/o Waterstone Capital Management, LP 2 Carlson Parkway, Suite 260 Plymouth, MN 55447
Prime Capital Master SPC - GOT WAT MAC Segregated Portfolio (27)	40,921	4,429	*	*		*	40,921	4,429	–	–
c/o Waterstone Capital Management, LP 2 Carlson Parkway, Suite 260 Plymouth, MN 55447
Samlyn Offshore Master Fund, Ltd. (28)	962,525	–	2.14%	%	–		962,525	–	–	–
c/o Samlyn Capital, LLC 500 Park Avenue, 2nd Floor New York, NY 10022
Samlyn Onshore Fund, L.P. (29)	932,210	–	2.07%	%	–		932,210	–	–	–
c/o Samlyn Capital, LLC 500 Park Avenue, 2nd Floor New York, NY 10022

*	Less than 1 percent
(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Common Stock or Non-Voting Common Stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of the date of this prospectus.  The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)
Based on shares outstanding at June 24, 2011 of 41,554,924 plus 3,312,469 shares issuable upon the exercise of warrants and 83,575 shares issuable under United Community Banks, Inc.’s deferred compensation plan.

(3)	Based on shares outstanding at June 24, 2011 of 15,914,209.
(4)
Because the Selling Shareholders may sell all, some or none of the Securities, no estimate can be given as to the amount of shares that will be held by the Selling Shareholders upon termination of this offering.  For purposes of this table, we have assumed that no Securities will be held by the Selling Shareholders upon termination of this offering.

(5)
Corsair IV Management GP, Ltd. (“Corsair GP”) is the general partner of Corsair Georgia, L.P. (“Corsair Georgia”).  Corsair IV Financial Services Capital Partners, L.P. (“Corsair LP”) is a limited partner of Corsair Georgia.  Corsair IV Management, L.P. (“Corsair IV Management”) is the general partner of Corsair LP.  Corsair Capital, LLC is the general partner of Corsair IV Management.  Corsair GP is controlled by Nicholas B. Paumgarten (“Paumgarten”).  Corsair Capital is controlled by Paumgarten.  The other limited partner of Corsair Georgia is Crescent International Holdings Limited (“Crescent”).   Crescent’s ultimate beneficial owners are Khaled S. Olayan, Hayat S. Olayan, Lubna S. Olayan, Mary P. Olayan and Hutham S. Olayan.  Each limited partner of Corsair Georgia has the right to withdraw from Corsair Georgia by delivering written notice to Corsair GP requesting that Corsair GP dispose of such limited partners pro rata share of the Common Stock held by Corsair Georgia.  In addition, Crescent has the right to direct Corsair GP with respect to the voting of 836,307.4983 shares of the Common Stock.

Peter E. Raskind was appointed to the Board of Directors of United Community Banks, Inc. (“United”) and its subsidiary bank, United Community Bank, on April 11, 2011.  Mr. Raskind was nominated for the Board positions by Corsair Georgia, in accordance with Corsair Georgia’s contractual rights under the investment agreement entered into with United on March 16, 2011.

(6)	James P. Jenkins, as President of K 422 Holdings South, L.L.C., makes investment and voting decisions with respect to the Securities held by K 422 Holdings South, L.L.C.
(7)	James P. Jenkins, as President of K 422 Holdings, L.L.C., makes investment and voting decisions with respect to the Securities held by K 422 Holdings, L.L.C.
(8)
Pursuant to an investment management agreement, Siguler Guff Advisers, LLC (“Advisers”), an investment adviser registered under the Investment Advisers Act of 1940, has the authority to make investment and voting securities with respect to shares owned by Maycomb Holdings III, LLC. Siguler Guff & Company, LP (“SGC”) owns 100% of Advisers, and Siguler Guff Holdings GP, LLC (“Holdings”) is the general partner of SGC. George W. Siguler and Drew J. Guff are Managing Directors of Advisers, SGC and Holdings, and own controlling interests in SGC and Holdings. Messrs. Siguler and Guff may be deemed to be the beneficial owners of the shares through their control of Advisers and its affiliates, but disclaim such beneficial ownership except to the extent of their pecuniary interest in the shares.

(9)
Pursuant to an investment management agreement, Siguler Guff Advisers, LLC (“Advisers”), an investment adviser registered under the Investment Advisers Act of 1940, has the authority to make investment and voting securities with respect to shares owned by Maycomb Holdings II, LLC.  Siguler Guff & Company, LP (“SGC”) owns 100% of Advisers, and Siguler Guff Holdings GP, LLC (“Holdings”) is the general partner of SGC. George W. Siguler and Drew J. Guff are Managing Directors of Advisers, SGC and Holdings, and own controlling interests in SGC and Holdings. Messrs. Siguler and Guff may be deemed to be the beneficial owners of the shares through their control of Advisers and its affiliates, but disclaim such beneficial ownership except to the extent of their pecuniary interest in the shares.

(10)
Pursuant to an investment management agreement, Siguler Guff Advisers, LLC (“Advisers”), an investment adviser registered under the Investment Advisers Act of 1940, has the authority to make investment and voting securities with respect to shares owned by Maycomb Holdings IV, LLC. Siguler Guff & Company, LP (“SGC”) owns 100% of Advisers, and Siguler Guff Holdings GP, LLC (“Holdings”) is the general partner of SGC. George W. Siguler and Drew J. Guff are Managing Directors of Advisers, SGC and Holdings, and own controlling interests in SGC and Holdings. Messrs. Siguler and Guff may be deemed to be the beneficial owners of the shares through their control of Advisers and its affiliates, but disclaim such beneficial ownership except to the extent of their pecuniary interest in the shares.

(11)
Pursuant to an investment management agreement, Siguler Guff Advisers, LLC (“Advisers”), an investment adviser registered under the Investment Advisers Act of 1940, has the authority to make investment and voting securities with respect to shares owned by Maycomb RE, LLC. Siguler Guff & Company, LP (“SGC”) owns 100% of Advisers, and Siguler Guff Holdings GP, LLC (“Holdings”) is the general partner of SGC. George W. Siguler and Drew J. Guff are Managing Directors of Advisers, SGC and Holdings, and own controlling interests in SGC and Holdings. Messrs. Siguler and Guff may be deemed to be the beneficial owners of the shares through their control of Advisers and its affiliates, but disclaim such beneficial ownership except to the extent of their pecuniary interest in the shares.

(12)
Pursuant to an investment management agreement, Siguler Guff Advisers, LLC (“Advisers”), an investment adviser registered under the Investment Advisers Act of 1940, has the authority to make investment and voting securities with respect to shares owned by Siguler Guff Hearst Opportunities Fund, LP. Siguler Guff & Company, LP (“SGC”) owns 100% of Advisers, and Siguler Guff Holdings GP, LLC (“Holdings”) is the general partner of SGC. George W. Siguler and Drew J. Guff are Managing Directors of Advisers, SGC and Holdings, and own controlling interests in SGC and Holdings. Messrs. Siguler and Guff may be deemed to be the beneficial owners of the shares through their control of Advisers and its affiliates, but disclaim such beneficial ownership except to the extent of their pecuniary interest in the shares.

(13)
Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.  Bay Pond Partners, L.P. has indicated that it may be deemed to be an affiliate of a registered broker-dealer.  Bay Pond Partners, L.P. has represented that it acquired its Securities in the ordinary course of business and, at the time of the acquisition of the Securities, had no agreements or understandings, directly or indirectly, with any person to distribute the Securities.

(14)
Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.  Ithan Creek Investors USB, LLC has indicated that it may be deemed to be an affiliate of a registered broker-dealer.  Ithan Creek Investors USB, LLC has represented that it acquired its Securities in the ordinary course of business and, at the time of the acquisition of the Securities, had no agreements or understandings, directly or indirectly, with any person to distribute the Securities.

(15)
Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.  Bay Pond Investors USB, LLC has indicated that it may be deemed to be an affiliate of a registered broker-dealer.  Bay Pond Investors USB, LLC has represented that it acquired its Securities in the ordinary course of business and, at the time of the acquisition of the Securities, had no agreements or understandings, directly or indirectly, with any person to distribute the Securities.

(16)
Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.  Wolf Creek Partners, L.P. has indicated that it may be deemed to be an affiliate of a registered broker-dealer.  Wolf Creek Partners, L.P. has represented that it acquired its Securities in the ordinary course of business and, at the time of the acquisition of the Securities, had no agreements or understandings, directly or indirectly, with any person to distribute the Securities.

(17)
Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.  Wolf Creek Investors USB, LLC has indicated that it may be deemed to be an affiliate of a registered broker-dealer.  Wolf Creek Investors USB, LLC has represented that it acquired its Securities in the ordinary course of business and, at the time of the acquisition of the Securities, had no agreements or understandings, directly or indirectly, with any person to distribute the Securities.

(18)
Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.  Ithan Creek Master Investors II USB, LLC has indicated that it may be deemed to be an affiliate of a registered broker-dealer.  Ithan Creek Master Investors II USB, LLC has represented that it acquired its Securities in the ordinary course of business and, at the time of the acquisition of the Securities, had no agreements or understandings, directly or indirectly, with any person to distribute the Securities.

(19)
York Capital Management Global Advisors, LLC, a New York limited liability company, indirectly exercises discretion over York Multi-Strategy Master Fund, L.P. and accordingly has the indirect power to vote or dispose of the Securities held by York Multi-Strategy Master Fund, L.P.

(20)
York Capital Management Global Advisors, LLC, a New York limited liability company, indirectly exercises investment discretion over York Capital Management, L.P. and accordingly has the indirect power to vote or dispose of the Securities held by York Capital Management, L.P.

(21)
Richard C. Perry is the President, sole director, and sole stockholder of Perry Corp., the general partner and investment manager of Perry Partners International Master, Inc.  Mr. Perry and Perry Corp., in such capacities, may be deemed to have voting and dispositive power with respect to the Securities held by Perry International Master, Inc.  Each of Mr. Perry and Perry Corp. disclaims beneficial ownership of such Securities, except to the extent of his or its pecuniary interest therein, if any.

(22)
Richard C. Perry is the President, sole director, and sole stockholder of Perry Corp., the general partner and investment manager of Perry Partners, L.P.  Mr. Perry and Perry Corp., in such capacities, may be deemed to have voting and dispositive power with respect to the Securities held by Perry Partners, L.P.  Each of Mr. Perry and Perry Corp. disclaims beneficial ownership of such Securities, except to the extent of his or its pecuniary interest therein, if any.

(23)	Shawn Bergerson has voting and dispositive power with respect to the Securities held by Waterstone Market Neutral Master Fund Ltd.
(24)	Shawn Bergerson has voting and dispositive power with respect to the Securities held by Waterstone MF Fund, Ltd.
(25)	Shawn Bergerson has voting and dispositive power with respect to the Securities held by Waterstone Market Neutral MAC 51 Ltd.
(26)	Shawn Bergerson has voting and dispositive power with respect to the Securities held by IAM Mini-Fund 21 Limited.
(27)	Shawn Bergerson has voting and dispositive power with respect to the Securities held by Prime Capital Master SPC - GOT WAT MAC Segregated Portfolio.
(28)
Robert Pohly, as managing member of Samlyn Capital, LLC (“Samlyn Capital”), the Investment Manager to Samlyn Offshore Master Fund, Ltd., makes investment and voting decisions with respect to the Securities held by Samlyn Offshore Master Fund, Ltd.  Each of Mr. Pohly and Samlyn Capital disclaims beneficial ownership of such Securities, except to the extent of their pecuniary interest.

(29)
Samlyn Capital, LLC (“Samlyn Capital”) is the Investment Manager to, and Samlyn Partners, LLC (“Samlyn Partners”) is the General Partner of, Samlyn Onshore Fund, LP.  Robert Pohly, as managing member of Samlyn Capital and Samlyn Partners, makes investment and voting decisions with respect to the Securities held by Samlyn Onshore Fund, LP.  Each of Mr. Pohly, Samlyn Capital and Samlyn Partners disclaims beneficial ownership of such Securities, except to the extent of their pecuniary interest.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

Our Common Stock is currently listed on the Nasdaq Global Select Market under the symbol “UCBID”.  Effective June 20, 2011, in accordance with Nasdaq Stock Market Rules, the “D” was added to the symbol under which our Common Stock ordinarily trades, “UCBI”, to reflect the Reclassification.  On July 19, 2011, approximately 20 trading days after the effective date of the Reclassification, our Common Stock will again be listed on the Nasdaq Global Select Market under the symbol “UCBI”.  The Non-Voting Common Stock is not listed on any stock exchange.  The following table sets forth the quarterly high and low sales prices of our Common Stock on the Nasdaq Global Select Market for the periods indicated:

	High	Low
Year Ended December 31, 2009
First Quarter	$69.35	$11.40
Second Quarter	46.50	20.05
Third Quarter	40.00	24.00
Fourth Quarter	26.65	15.35

Year Ended December 31, 2010
First Quarter	$25.00	$16.05
Second Quarter	31.00	19.30
Third Quarter	20.50	10.20
Fourth Quarter	13.00	5.50

Year Ended December 31, 2011
First Quarter	$11.85	$5.95

On June 28, 2011, the last closing sale price reported on the Nasdaq Global Select Market for our Common Stock was $10.18 per share.

Holders

As of June 24, 2011, there were 6,853 registered holders of Common Stock and 23 registered holders of Non-Voting Common Stock.

Dividend Policy

The holders of our Common Stock and our Non-Voting Common Stock share proportionately, on a per share basis, in all dividends and other distributions declared by our Board of Directors.  Effective April 2009, our Board of Directors adopted a resolution proposed by the Federal Reserve pursuant to which we agreed to suspend the payment of cash dividends to preserve capital.  Accordingly, no cash dividends were declared on our Common Stock in 2010 and 2009 and no accrued dividends have been paid during 2011.  The Non-Voting Common Stock was designated by our Board of Directors on June 17, 2011, following shareholder approval.  No cash dividends have been declared on our Non-Voting Common Stock to date.

Additionally, United’s ability to pay dividends depends on our ability to obtain dividends from the bank.  The bank is currently subject to an MOU with the FDIC and the DBF.  The MOU requires, among other things, that the bank, prior to declaring or paying any cash dividends to United, obtain the written consent of its regulators.  The bank, in addition to obtaining approval from the FDIC and DBF, is not permitted under Georgia law to pay dividends except out of retained earnings.  As of March 31, 2011, pursuant to these restrictions, the bank was prohibited from paying any dividends.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the terms of the Securities.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our Articles and our Amended and Restated Bylaws, as amended (the “Bylaws”), the applicable provisions of the Georgia Business Corporation Code and the Tax Benefits Preservation Plan, dated as of February 22, 2011, as amended.  Our Articles are filed as exhibits to our Quarterly Report on Form 10-Q for the period ended March 31, 2011 and our Current Report on Form 8-K filed on June 21, 2011.  Our Bylaws are filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended March 31, 2011.  The Tax Benefits Preservation Plan, dated as of February 22, 2011, is filed as an exhibit to our Current Report on Form 8-K filed on February 24, 2011 and the amendments to the Tax Benefits Preservation Plan, dated as of March 29, 2011 and June 17, 2011, respectively, are filed as exhibits to our Current Reports on Form 8-K filed on March 31, 2011 and June 21, 2011, respectively.

Common Stock

Following the Reclassification, which was effective as of June 17, 2011, our authorized Common Stock consists of 100,000,000 shares, $1.00 par value per share.  Each holder of Common Stock is entitled to one vote per share on any issue requiring a vote at any meeting.  The shares of Common Stock do not have cumulative voting rights.  Upon liquidation, holders of our Common Stock, together with holders of the Company’s Non-Voting Common Stock, Junior Preferred Stock and Junior Participating Preferred Stock, Series E (the “Series E Preferred Stock”), will be entitled to receive on a pro rata basis, after payment or provision for payment of all our debts and liabilities, and after all distributions payments are made to holders of our Series A Non-Cumulative Preferred Stock (the “Series A Preferred Stock”), our Series B Preferred Stock, our Series C Preferred Stock, our Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”), our Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series F (the “Series F Preferred Stock”) and our Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series G (the “Series G Preferred Stock”), all of our assets available for distribution, in cash or in kind.

Subject to the rights of holders of our Series A Preferred Stock, our Series B Preferred Stock, our Series C Preferred Stock, our Series D Preferred Stock, our Series F Preferred Stock and our Series G Preferred Stock to receive dividends, all shares of our Common Stock, together with all shares of our Non-Voting Common Stock, Junior Preferred Stock and Series E Preferred Stock, are entitled to share equally in any dividends that our Board of Directors may declare on our Common Stock, our Non-Voting Common Stock, our Junior Preferred Stock and our Series E Preferred Stock from sources legally available for distribution.  We have informally committed to the Federal Reserve that we will not declare or pay dividends on any of our capital stock without Federal Reserve approval.

As of June 24, 2011, 41,554,924 shares of the Common Stock and 15,914,209 shares of the Non-Voting Common were issued and outstanding, exclusive of 83,575 shares of Common Stock issuable under United’s deferred compensation plan; 390,947 shares of Common Stock that may be issued upon the vesting of restricted stock and restricted stock units; 606,559 shares of Common Stock that may be issued upon the exercise of options outstanding, with a weighted average exercise price of $96.08 per share; 129,670 shares of Common Stock reserved for issuance upon the exercise of warrants issued in connection with the issuance of trust preferred securities, with a conversion price of $100.00 per share; 219,909 shares of Common Stock reserved for issuance upon the exercise of warrants issued in connection with the issuance of preferred stock to Treasury with a conversion price of $61.40 per share; 1,411,765 shares of Common Stock reserved for issuance upon the conversion of Junior Preferred Stock received upon the exercise of a warrant issued to Fletcher, with an exercise price of $21.25 per share; 2,476,191 shares of Common Stock reserved for issuance upon the conversion of our Junior Preferred Stock or our Series C Preferred Stock that may be purchased by Fletcher, with a potential conversion price of $26.25 per share (such conversion price may be higher in certain circumstances); 1,162,791 shares of Common Stock reserved for issuance upon the conversion of Junior Preferred Stock reserved for issuance upon the exercise of a warrant that will be issued to Fletcher in connection with its purchase of Series C Preferred Stock, with an exercise price of $30.10 per share; 1,551,126 shares of Common Stock reserved for issuance upon the exercise of warrants issued to two of our investors, Elm Ridge Offshore Master Fund, Ltd. and Elm Ridge Value Partners, L.P.; and 15,914,209 shares of Common Stock reserved for issuance upon conversion of the Non-Voting Common Stock (provided certain conditions are met).

Tax Benefits Preservation Plan

            As of February 22, 2011, we adopted a Tax Benefits Preservation Plan designed to protect our ability to utilize our substantial tax assets.  Our tax attributes include net operating losses that we could utilize in certain circumstances to offset taxable income and reduce our federal income tax liability.  Our ability to use these tax benefits would be substantially limited if we were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and related Internal Revenue Service pronouncements.  In general, an “ownership change” would occur if our “5-percent shareholders”, as defined under Section 382, collectively increased their ownership in United by more than 50% over a rolling three-year period.  The Tax Benefits Preservation Plan is designed to reduce the likelihood that we will experience an ownership change by discouraging any person or group from becoming a beneficial owner of 4.99% or more of the Common Stock of United then outstanding (referred to herein as a “Threshold Holder”).

In connection with the Tax Benefits Preservation Plan, our Board of Directors declared a dividend of one preferred share purchase right (individually, a “Right”, and collectively the “Rights”) in respect of each share of Common Stock outstanding at the close of business on February 23, 2011 and in respect of each share of Common Stock to become outstanding during the term of the plan.  Each Right represents the right to purchase for an initial purchase price of $40.00, one-hundredth of a share of our Series E Preferred Stock.  The Rights become exercisable by holders of those rights (other than a Threshold Holder) upon certain triggering events.  Prior to such a triggering event, our Board of Directors may, at its option, exchange all or part of the then outstanding and exercisable Rights at an exchange ratio of one share of Common Stock per Right, subject to the adjustments and limitations described in the Tax Benefits Preservation Plan.

On March 29, 2011, we amended the Tax Benefits Preservation Plan with respect to certain definitions contained in the plan, including the definition of “Acquiring Person”, “Affiliate” and “Final Expiration Date”.  The definition of “Acquiring Person” was amended to include within the exemptions to the definition, certain entities that were not previously exempt from such definition.  The definition of “Affiliate” was amended to remove from the definition the meaning ascribed to the term “Affiliate” in Rule 12b-2 under the Exchange Act.  The definition of “Final Expiration Date” was amended to change the expiration date of the plan from the fifth anniversary of the date of the plan to March 31, 2014, subject to certain exceptions.

On June 17, 2011, we further amended the Tax Benefits Preservation Plan to reflect the Reclassification, effective as of June 17, 2011.  As noted above, the amendment proportionally adjusted the initial purchase price for each one-hundredth of a share of our Series E Preferred Stock from $8.00 to $40.00.

While the Tax Benefits Preservation Plan was established to protect our ability to utilize our substantial tax assets, it should be noted that:

●	the plan could have the effect of limiting transferability of our Common Stock because it makes it more difficult and more expensive to acquire our Common Stock;

●	the plan could decrease the marketability of our Common Stock and deter a potential acquirer of our Common Stock or the Company;

●
while the plan provides an economic disincentive for any one person or group to become a Threshold Holder and for any existing Threshold Holder to acquire more than a specified amount of additional shares, there can be no assurance that the plan will deter a shareholder from increasing its ownership interests beyond the limits set by the plan; and

●
our determination that United has not experienced an “ownership change” as defined under Section 382 and that the plan should create a disincentive for one to occur is based on current law and that any change in applicable law may result in an ownership change.

For more information on our Tax Benefits Preservation Plan, as amended, see the information about the plan in “Risk Factors” section of this prospectus and the disclosure contained in our Registration Statement on Form 8-A filed with the SEC on February 24, 2011, our Current Report on Form 8-K, including the related exhibits, filed with the SEC on February 24, 2011 and our Current Reports on Form 8-K, including the related exhibits, filed with the SEC on March 31, 2011 and June 21, 2011.

Non-Voting Common Stock

Following the Reclassification, which was effective as of June 17, 2011, our authorized Non-Voting Common Stock consists of 30,000,000 shares, $1.00 par value per share.  Except with respect to voting rights and as specifically set forth below, the Non-Voting Common Stock will have the same designations, powers, preferences, limitations, restrictions, and relative rights as, and be identical in all respects to, our Common Stock.  As of June 24, 2011, 15,914,209 shares of our Non-Voting Common Stock were issued and outstanding.

No Voting Rights.  Except as required by Georgia law or our Articles, holders of the Non-Voting Common Stock have no right to vote on any matter submitted to a vote at a meeting of our shareholders.  The Articles provide that, in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of the Non-Voting Common Stock, voting separately as a class, will be required to amend, alter or repeal any provision of the Articles that significantly and adversely affects the rights, preferences or privileges of the Non-Voting Common Stock.

Dividends.  Subject to the preferential dividend rights, if any, of any preferred stock of United, the holders of Non-Voting Common Stock will be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors on the Common Stock.  If a dividend is declared and paid with respect to the Common Stock, then the Board of Directors will declare and pay an equivalent dividend, on a per share basis, to the Non-Voting Common Stock.  Likewise, if the Board of Directors declares and pays a dividend on the Non-Voting Common Stock, it will declare and pay an equivalent dividend, on a per share basis, on the Common Stock.

Distributions.  After distribution in full of any preferential amount to be distributed to the holders of preferred stock of United, holders of Non-Voting Common Stock and Common Stock will be entitled to receive, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of United, all of United’s remaining assets of whatever kind available for distribution to the shareholders ratably in proportion to the number of shares of Common Stock and Non-Voting Common Stock held by them.

Adjustments.  In the event of any stock split, combination or other reclassification of either the Common Stock or the Non-Voting Common Stock, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner, provided that in any such transaction, only holders of Common Stock will receive shares of Common Stock and only holders of Non-Voting Common Stock will receive shares of Non-Voting Common Stock.

Conversion.  The Non-Voting Common Stock may be converted into Common Stock by any holder of Non-Voting Common Stock, other than the initial holder of such Non-Voting Common Stock or an affiliate thereof, who acquires one or more shares of Non-Voting Common Stock in an “Approved Transfer”.  An “Approved Transfer” means a sale or other transfer (i) to an affiliate of the holder of the Non-Voting Common Stock to be transferred under common control with such holder’s ultimate parent, general partner or investment advisor but only if the transferee agrees in writing for the benefit of United to be bound by the terms of the applicable Investor Agreement; (ii) in a widely distributed public offering registered pursuant to the Securities Act; (iii) to a person that is acquiring at least a majority of United’s outstanding “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) not including any voting securities such person is acquiring from the holder of the Non-Voting Common Stock to be transferred or its affiliates; or (iv) upon certification by the holder of the Non-Voting Common Stock to be transferred in writing to United that such holder believes that the transferee shall not, after giving effect to such transfer, own for purposes of the BHC Act, or the Change of Bank Control Act, and any rules and regulations promulgated thereunder, more than 2% of any class of voting securities of United outstanding at such time.

Mergers, Consolidations, Etc.  In the event of any merger, consolidation, reclassification or other transaction in which the shares of United’s Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the Non-Voting Common Stock will be non-voting securities under the resulting corporation’s organization documents and United will make appropriate provisions and take such actions necessary to ensure that holders of the Non-Voting Common Stock will retain securities with substantially the same rights and benefits as the Non-Voting Common Stock.  In the event the holders of Common Stock are provided the right to convert or exchange Common Stock for stock or securities, cash and/or any other property, then the holders of the Non-Voting Common Stock will be provided the same right based upon the number of shares of Common Stock such holders would be entitled to receive if such shares of Non-Voting Common Stock were converted into shares of Common Stock immediately prior to such offering.  In the event that United offers to repurchase shares of Common Stock from its shareholders generally, United will offer to repurchase Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.  In the event of any pro rata subscription offer, rights offer or similar offer to holders of Common Stock, United will provide the holders of the Non-Voting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Non-Voting Common Stock will be issued in the form of Non-Voting Common Stock rather than Common Stock.

Restrictions on Transfer.  Shares of the Non-Voting Common Stock may only be transferred in an Approved Transfer, as described above.

Preferred Stock

Under our Articles, we have the authority to issue up to 10,000,000 shares of preferred stock, $1.00 par value per share, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as our Board of Directors may determine, subject to limitations set forth in our Articles.  The preferred stock may be issued for any lawful corporate purpose without further action by our shareholders.  The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of our other shareholders.  In addition, shares of preferred stock could be issued with rights, privileges and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

Of such authorized number of shares of preferred stock, (i) 1,000,000 shares of Junior Preferred Stock are authorized, with no shares issued or outstanding; (ii) 287,411 shares of Series A Preferred Stock are authorized, with 21,700 shares issued and outstanding; (iii) 180,000 shares of Series B Preferred Stock are authorized, with 180,000 shares issued and outstanding; (iv) 65,000 shares of Series C Preferred Stock are authorized, with no shares issued and outstanding; (v) 25,000 shares of Series D Preferred Stock are authorized, with 16,613 shares issued and outstanding; (vi) 1,000,000 shares of Series E Preferred Stock are authorized, with no shares issued and outstanding; (vii) 195,872 shares of Series F Preferred Stock are authorized, with no shares issued and outstanding; and (viii) 151,185 shares of Series G Preferred Stock are authorized, with no shares issued and outstanding.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of the Common Stock and Non-Voting Common Stock by initial beneficial owners thereof.  We have based this summary upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, as amended (the “Treasury Regulations”), administrative rulings and pronouncements and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and are subject to change, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below.  We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary assumes that a beneficial owner will hold shares of the Common Stock and of the Non-Voting Common Stock as capital assets within the meaning of section 1221 of the Code.  This summary does not address the tax consequences arising under the laws of any state or local jurisdiction or Non-U.S. jurisdiction or any other U.S. federal tax consequences, such as estate and gift tax consequences. In addition, this summary does not address all tax considerations that might be applicable to your particular circumstances (such as the alternative minimum tax provisions of the Code), or to certain types of holders subject to special tax rules, including, without limitation, partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for federal income tax purposes, persons that hold shares of the Common Stock or of the Non-Voting Common Stock as part of a “straddle”, a “hedge”, a “conversion transaction” or other arrangement involving more than one position, U.S. holders (as defined below) that have a functional currency other than the U.S. dollar and certain former citizens or permanent residents of the United States.

If a partnership holds shares of the Common Stock or of the Non-Voting Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding shares of the Common Stock or of the Non-Voting Common Stock, you should consult your tax advisor.

If you are considering the purchase of shares of the Common Stock or of the Non-Voting Common Stock, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

           As used in this discussion, a “U.S. Holder” is a beneficial owner of shares of the Common Stock or of the Non-Voting Common Stock that is:

●	an individual who is a citizen or resident of the United States;

●
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●
a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of the Common Stock or of the Non-Voting Common Stock that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

Consequences to U.S. Holders

Distributions on the Common Stock or the Non-Voting Common Stock.  Distributions made to U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be included in the income of a U.S. Holder as dividend income and will be subject to tax as ordinary income.  Dividends received by an individual U.S. Holder in taxable years beginning before January 1, 2013 that constitute “qualified dividend income” are generally subject to tax at a maximum rate of 15% applicable to net long-term capital gains, provided that certain holding period and other requirements are met.  Dividends received by a corporate U.S. Holder, except as described in the next subsection, generally will be eligible for the 70% dividends-received deduction.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the U.S. Holder’s adjusted tax basis in the stock to which such distribution relates, but rather will reduce the adjusted tax basis of such shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the U.S. Holder’s adjusted tax basis in the shares of stock to which the distribution relates, such distributions will be included in income as capital gain. In addition, a corporate U.S. Holder will not be entitled to the dividends-received deduction on this portion of a distribution.

We will notify holders of our shares after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, qualified dividend income and non-dividend distributions, if any.

Limitations on Dividends-Received Deduction.  A corporate U.S. Holder may not be entitled to take the 70% dividends-received deduction in all circumstances.  Prospective corporate investors in our Common Stock or our Non-Voting Common Stock should consider the effect of:

●
Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. Holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock;

●
Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally, for Common Stock, at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

●
Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

Extraordinary Dividends.  A corporate U.S. Holder will be required to reduce its tax basis (but not below zero) in our Common Stock or the Non-Voting Common Stock by the non-taxed portion of any “extraordinary dividend” if the stock was not held for more than two years before the earliest of the date such dividend is declared, announced, or agreed.  Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction.  An extraordinary dividend generally would be a dividend that:

●
equals or exceeds 5% of the corporate U.S. Holder’s adjusted tax basis in the stock to which the dividend relates, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

●	exceeds 20% of the corporate U.S. Holder’s adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

In determining whether a dividend paid on stock is an extraordinary dividend, a corporate U.S. Holder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury.  An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the corporation, regardless of the stockholder’s holding period and regardless of the size of the dividend.  Any part of the non-taxed portion of an extraordinary dividend that is not applied to reduce the corporate U.S. Holder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

Corporate U.S. Holders should consult with their own tax advisors with respect to the possible application of the extraordinary dividend provisions of the Code to the ownership or disposition of the Common Stock or the Non-Voting Common Stock in their particular circumstances.

Sale, Exchange, or other Taxable Disposition.  Upon the sale, exchange, or other taxable disposition of our Common Stock or our Non-Voting Common Stock, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares.  The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received upon the sale, exchange, or other taxable disposition of such shares.  A U.S. Holder’s tax basis in a share generally will be equal to the cost of the share to such U.S. Holder, which may be adjusted for certain subsequent events (for example, if the U.S. Holder receives a non-dividend distribution, as described above).  Gain or loss realized on the sale, exchange, or other taxable disposition of our Common Stock or our Non-Voting Common Stock generally will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year.  Net long-term capital gain recognized by an individual U.S. Holder before January 1, 2013 generally is subject to tax at a maximum rate of 15%.  The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding.  Generally, we must report to the IRS the amount of the payments of dividends on or the proceeds of the sale or other disposition of shares of our Common Stock or of our Non-Voting Common Stock, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations. A similar report is sent to the recipient.

In general, backup withholding (currently at the rate of 28%, but scheduled to increase to 31% for payments made after December 31, 2012) will apply to payments received by a U.S. Holder with respect to shares of our Common Stock or of our Non-Voting Common Stock unless the U.S. Holder is (i) a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number might be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Medicare Tax on Investment Income.  On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010.  This legislation requires certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and gain on sale in respect of securities like shares of our Common Stock or of our Non-Voting Common Stock, subject to certain exceptions, for taxable years beginning after December 31, 2012.  Prospective purchasers of shares of our Common Stock or of our Non-Voting Common Stock should consult their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of shares of our Common Stock or of our Non-Voting Common Stock.

Consequences to Non-U.S. Holders

Distributions on Common Stock or Non-Voting Common Stock.  Distributions made to Non-U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, generally will be subject to U.S. federal income and withholding tax at a rate of 30% (or lower rate under an applicable treaty, if any).  Payments subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that a dividend paid on our shares is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States, as discussed below.

To claim benefits under an income tax treaty, a Non-U.S. Holder must certify to us or our agent, under penalties of perjury, that it is a non-United States person and provide its name and address (which certification may generally be made on an IRS Form W-8BEN, or a successor form), obtain and provide a taxpayer identification number, and certify as to its eligibility under the appropriate treaty’s limitations on benefits article.  In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals.  A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, or other Taxable Disposition.  A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized on the sale, exchange, or other taxable disposition of our Common Stock or of our Non-Voting Common Stock provided that: (a) the gain is not effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of the shares, (c) the Non-U.S. Holder is not subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (d) we are not nor have we been a “United States real property holding corporation” for U.S. federal income tax purposes.  An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale, exchange, or other disposition of our Common Stock or of our Non-Voting Common Stock and if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gains realized on the sale, exchange, or other disposition of such shares.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.  Even if we are treated as a “United States real property holding corporation,” a Non-U.S. Holder’s sale of our Common Stock or of our Non-Voting Common Stock nonetheless generally will not be subject to U.S. federal income or withholding tax, provided that (a) our stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (b) the selling Non-U.S. Holder held, actually or constructively, 5% or less of our outstanding stock of that class at all times during the five-year period ending on the date of disposition.

To the extent we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the class of stock and the non-U.S. Holder was not eligible for any treaty exemption, any gain on the sale of our Common Stock or Non-Voting Common Stock would be treated as effectively connected with a trade or business within the United States, the treatment of which is described below, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

We believe that we are not currently, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Income Effectively Connected with a Trade or Business within the United States.  If a Non-U.S. Holder of our Common Stock or of our Non-Voting Common Stock is engaged in the conduct of a trade or business within the United States and if dividends on the shares, or gain realized on the sale, exchange, or other disposition of the shares, are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), generally will be subject to U.S. federal income tax on such dividends or gain on a net income basis in the same manner as if it were a U.S. Holder.  Non-U.S. Holders should read the material under the heading “—Consequences to U.S. Holders” above for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of our Common Stock or of our Non-Voting Common Stock.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Information Reporting and Backup Withholding.  We will, when required, report to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld, if any, with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns might also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement. Backup withholding and information reporting will not apply to payments of dividends on shares of our Common Stock or our Non-Voting Common Stock by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury. Sales or exchanges of shares of our Common Stock or of our Non-Voting Common Stock by a Non-U.S. Holder might be subject to information reporting, and might be subject to backup withholding at the applicable rate, currently 28% (but scheduled to increase to 31% for payments made after December 31, 2012), unless the seller certifies its Non-U.S. status (and certain other conditions are met) or otherwise establishes an exemption.

Backup withholding is not an additional tax. A Non-U.S. Holder might obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

           Foreign Financial Institutions.  On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act (the “Act”). The Act imposes withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in the Act) and certain other non-United States entities (including financial intermediaries) after December 31, 2012. The Act imposes a 30% withholding tax on “withholdable payments” to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. For these purposes, a “withholdable payment” includes any United States source payments of interest (including original issue discount), dividends, rents, compensation and other fixed or determinable annual or periodical gains, profits and income. If the payee is a foreign financial institution, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective purchasers of shares of our Common Stock or of our Non-Voting Common Stock should consult their tax advisors regarding this legislation and the potential implications of this legislation on their particular circumstances.

LEGAL MATTERS

Kilpatrick Townsend & Stockton LLP will provide an opinion as to the legality of the Securities.  As of the date of this prospectus, members of Kilpatrick Townsend & Stockton LLP participating in this matter own an aggregate of 8,800 shares of our Common Stock.

EXPERTS

The audited consolidated financial statements of United and its subsidiaries as of December 31, 2010 and 2009, and for the three-year period ended December 31, 2010, included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, incorporated by reference in this prospectus have been audited by Porter Keadle Moore, LLP, independent registered public accounting firm, as stated in their report dated March 16, 2011, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents.  The information incorporated by reference is an important part of this prospectus.  Other than information deemed “furnished” rather than “filed” under the Exchange Act, we incorporate by reference United’s:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

●	Quarterly Report on Form 10-Q for the period ended March 31, 2011;

●
Current Reports on Form 8-K filed on January 3, 2011, February 15, 2011, February 24, 2011, March 17, 2011, March 31, 2011, April 22, 2011 and June 21, 2011 (other than the portions of those documents furnished or not otherwise deemed to be filed); and

●	Proxy Statement related to the 2011 annual meeting of shareholders filed on April 25, 2011.

Documents incorporated by reference are available from United without charge.  You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 125 Highway 515 East, Blairsville, Georgia 30512, telephone number (706) 781-2265.

We maintain a website at http://www.ucbi.com where the incorporated documents listed above can be accessed.  Neither our website nor the information on our website is included or incorporated in, or is a part of, this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available to the public on the Internet site maintained by the SEC at http://www.sec.gov.  You may also read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

PROSPECTUS

UP TO 24,085,777 SHARES OF COMMON STOCK

UP TO 15,914,209 SHARES OF NON-VOTING COMMON STOCK

__________ __, 2011

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.  All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$46,904.38
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Miscellaneous	3,095.62
Total	$65,000.00

Item 14.  Indemnification of Directors and Officers.

Our Articles provide that no director shall be personally liable to United or our shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

Our Bylaws require us to indemnify our directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, actually and reasonably incurred in connection with various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

In addition, our Bylaws require us to indemnify our directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in our favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein.  However, we will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to us, unless so ordered by the court in which the legal action or proceeding is brought.

A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the Board of Directors, (2) our legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders.  No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

Item 15.  Recent Sales of Unregistered Securities.

The Private Placement

During the first quarter of 2011, United announced its plans to sell $380 million of Common Stock and convertible preferred stock in a private placement to a group of investors, referred to herein as the “Private Placement”.  The Private Placement closed on March 30, 2011, at which time United issued to the investors (i) 3,467,687 shares of the Company’s Common Stock for $9.50 per share, (ii) 195,872 shares of Series F Preferred Stock and (iii) 151,185 shares of Series G Preferred Stock.  Under the terms of the Private Placement and following receipt of required shareholder approvals, the Series F Preferred Stock was converted into 20,618,090 shares of Common Stock of United and the Series G Preferred Stock was converted into 15,914,209 shares of Non-Voting Common Stock of United.  For additional information on the Private Placement, see United’s Current Report on Form 8-K filed on March 31, 2011.

The shares of Common Stock, Series F Preferred Stock and Series G Preferred Stock issued on March 30, 2011 to the investors were offered and sold in reliance upon the exemption from registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act.  The investors who received shares made representations to us as to their accredited investor status and as to their investment intent and financial sophistication.

The Share Exchange

On February 22, 2011, United entered into the Share Exchange Agreement with Elm Ridge Offshore Master Fund, Ltd. (the “Master Fund”) and Elm Ridge Value Partners, L.P. (“Value Partners”).  Under the Share Exchange Agreement, (a) the Master Fund agreed to transfer to the Company 1,509,380 shares of United’s Common Stock in exchange for (i) 16,166.11 shares of the Company’s Series D Preferred Stock and (ii) warrants to purchase 1,509,380 shares of Common Stock and (b) Value Partners agreed to transfer to United 41,746 shares of Common Stock in exchange for (i) 446.89 shares of the Company’s Series D Preferred Stock and (ii) warrants to purchase 41,746 shares of Common Stock.  The closing of the share exchange occurred on February 22, 2011.  For additional information on the share exchange transaction, see United’s Current Report on Form 8-K filed on February 24, 2011.

The shares of Series D Preferred Stock and warrants to purchase shares of Common Stock issued on February 22, 2011 to the Master Fund and Value Partners were offered and sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.  The Master Fund and Value Partners made representations to us as to their accredited investor status and as to their investment intent and financial sophistication.  No public solicitation or advertisement was made or relied upon by the Master Fund or Value Partners in connection with the transaction.

Fletcher Option and Warrant Issuance

On April 1, 2010, United entered into a securities purchase agreement with Fletcher and the bank entered into an asset purchase and sale agreement with Fletcher International, Inc. and certain affiliates thereof.  As part of the asset purchase agreement, Fletcher received a warrant to acquire 1,411,765 shares of United’s common stock at a price of $21.25 per share.  In accordance with the terms of the securities purchase agreement, Fletcher has the right during the next two years to purchase up to $65 million of United’s Series C Preferred Stock.  The Series C Preferred Stock pays a dividend equal to the lesser of 8% or LIBOR plus 4%.  The Series C Preferred Stock is convertible by Fletcher into Common Stock at $26.25 per share (2,476,191 shares).  If Fletcher has not purchased all of the Series C Preferred Stock by May 26, 2012, it must pay United 5% of the commitment amount not purchased by such date.  In addition, Fletcher will receive an additional warrant to purchase $35 million of our Common Stock at $30.10 per share (1,162,791 shares) when it purchases the last $35 million of Series C Preferred Stock.  All of the warrants settle on a cashless exercise basis and the net shares to be delivered upon cashless exercise will be less than what would have been issuable if the warrant had been exercised for cash.

The warrant issued on April 1, 2010 to Fletcher was offered and sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.  No public solicitation or advertisement was made or relied upon by Fletcher in connection with the transaction.

Treasury Investment

On December 5, 2008, United participated in Treasury’s CPP by issuing 180,000 shares of Series B Preferred Stock and a warrant to purchase 426,540 shares (219,909 shares, as adjusted for subsequent stock dividends and a 50% reduction following United’s September 30, 2009 stock offering) of the Company’s Common Stock at a price of $63.30 per share ($61.40 per share, as adjusted for subsequent stock dividends) for an aggregate purchase price of $180 million.  The Series B Preferred Stock qualifies as Tier 1 capital under risk-based capital guidelines and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series B Preferred Stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends without penalty and without the need to raise new capital, subject to Treasury’s consultation with the recipient’s appropriate regulatory agency.  The Series B Preferred Stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series B Preferred Stock.

The shares of the Series B Preferred Stock and warrant to purchase shares of Common Stock issued on December 5, 2008 to Treasury were offered and sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.  No public solicitation or advertisement was made or relied upon by Treasury in connection with the transaction.

Trust Preferred Securities Offering

On October 31, 2008, United formed United Community Statutory Trust II and United Community Statutory Trust III for the purpose of issuing Trust Preferred Securities in private placement offerings.  United Community Statutory Trust II issued $11,767,000 of 9% fixed rate Trust Preferred Securities and United Community Statutory Trust II issued $1.2 million of variable rate Trust Preferred Securities that pay interest at a rate of prime plus 3%.  The Trust Preferred Securities issued by both trusts mature on October 31, 2038 and are callable at par anytime after October 31, 2013.  The Trust Preferred Securities were issued with warrants that make them convertible into United’s Common Stock at the conversion price of $100.00 per share.  The warrants may be exercised anytime prior to October 31, 2013, on which date the unexercised warrants expire. The Trust Preferred Securities qualify as Tier 1 Capital under applicable Risk-Based Capital guidelines.

The Trust Preferred Securities and warrants to purchase shares of Common Stock issued on October 31, 2008 were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.  No public solicitation or advertisement was made or relied upon by the purchasers in connection with the transaction.

Item 16.  Exhibits and Financial Statement Schedules.

(a)  The following exhibits are filed on behalf of the registrant as part of this registration statement:

Exhibit No.	Description

3.1
Restated Articles of Incorporation of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ending March 31, 2011, filed with the SEC on May 4, 2011).

3.2
Articles of Amendment to the Restated Articles of Incorporation of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on June 21, 2011).

3.3
Amended and Restated Bylaws of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ending March 31, 2011, filed with the SEC on May 4, 2011).

4.1
See Exhibits 3.1, 3.2 and 3.3 for provisions of the Restated Articles of Incorporation of United Community Banks, Inc., as amended, and the Amended and Restated Bylaws, as amended, of United Community Banks, Inc., which define the rights of security holders.

4.2
Letter Agreement, dated December 5, 2008, by and between United Community Banks, Inc. and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on December 5, 2008).

4.3
Securities Purchase Agreement, dated as of April 1, 2010 (incorporated herein by reference to Exhibit 1.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on April 1, 2010), as amended by the Amendment to Securities Purchase Agreement, dated as of June 11, 2010 (incorporated herein by reference to Exhibit 1.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on June 14, 2010).

4.4
Form of Warrants to Purchase Shares of Common Stock of United Community Banks, Inc. (incorporated herein by reference to Exhibit 1.3 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on April 1, 2010), as amended by Amendment to Warrants to Purchase Shares of Common Stock of United Community Banks, Inc., dated as of June 11, 2010 (incorporated herein by reference to Exhibit 1.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on June 14, 2010).

4.5
Tax Benefits Preservation Plan, dated as of February 22, 2011, by and between United Community Banks, Inc. and Illinois Stock Transfer Company (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on February 24, 2011), as amended by Amendment to Tax Benefits Preservation Plan, dated as of March 29, 2011 (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on March 31, 2011) and as amended by Second Amendment to Tax Benefits Preservation Plan, dated as of June 17, 2011 (incorporated herein by reference to Exhibit 1.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on June 21, 2011).

4.6
Form of Summary of Rights for Tax Benefits Preservation Plan, dated as of February 22, 2011, by and between United Community Banks, Inc. and Illinois Stock Transfer Company (incorporated herein by reference to Exhibit 4.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on February 24, 2011).

4.7	Form of Warrant to Purchase Common Stock (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc’s Current Report on Form 8-K, filed with the SEC on February 24, 2011).

5	Opinion and Consent of Kilpatrick Townsend & Stockton LLP.

10.1
United Community Banks, Inc.’s Profit Sharing Plan, dated as of March 9, 2001 (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-86876, filed with the SEC on April 24, 2002).

10.2
Amendment No. 1 to United Community Banks, Inc.’s Profit Sharing Plan, dated as of March 15, 2002 (incorporated herein by reference to Exhibit 4.4 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-86876, filed with the SEC on April 24, 2002).

10.3
United Community Banks, Inc.’s 2000 Key Employee Stock Option Plan (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-99849, filed with the SEC on September 19, 2002).

10.4
Amendment to United Community Banks, Inc.’s 2000 Key Employee Stock Option Plan, dated March 5, 2004 (incorporated herein by reference to United Community Banks, Inc.’s Registration Statement on Form S-4, filed with the SEC on September 9, 2004).

10.5
Split-Dollar Agreement between United and Jimmy C. Tallent dated June 1, 1994 (incorporated herein by reference to Exhibit 10.11 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-21656).

10.6
Form of Amended and Restated Change of Control Severance Agreement by and between United Community Banks, Inc. and Jimmy C. Tallent, Guy W. Freeman, Rex S. Schuette and David Shearrow (incorporated herein by reference to Exhibit 10.8 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.7
Employment Agreement by and between United Community Banks, Inc. and Glenn S. White (incorporated herein by reference to Exhibit 10.9 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.8
United Community Banks, Inc.’s Amended and Restated Modified Retirement Plan, effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.10 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.9
United Community Banks, Inc.’s Amended and Restated Deferred Compensation Plan, effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.11 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.10
United Community Banks, Inc. Dividend Reinvestment and Share Purchase Plan (incorporated) herein by reference to Exhibit 4 to United Community Banks, Inc.’s Registration Statement on Form S-3D, File No. 333-127477, filed with the SEC on August 12, 2005).

10.11
United Community Banks, Inc. Employee Stock Purchase Plan, effective as of December 20, 2005 (incorporated herein by reference to Exhibit 4 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-130489, filed with the SEC on December 20, 2005).

10.12
Amendment Number 2 to United Community Banks, Inc. 2000 Key Employee Stock Option Plan, dated April 26, 2006 (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, File No. 0-21656, filed with the SEC on August 8, 2006).

10.13
United Community Banks, Inc.’s Amended and Restated 2000 Key Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on May 1, 2007).

10.14
Form of Senior Executive Officer Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.3 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, File No. 0-21656, filed with the SEC on August 7, 2009).

10.15
Form of Senior Executive Officer Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, File No. 0-21656, filed with the SEC on August 7, 2009).

10.16
Form of Senior Executive Officer Restricted Stock Unit Award Agreement (incorporated herein by reference to Exhibit 10.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, File No. 0-21656, filed with the SEC on August 7, 2009).

10.17
United Community Banks, Inc.’s Management Incentive Plan (incorporated herein by reference to Exhibit 10.5 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on May 1, 2007).

10.18
Amendment No. 1 to United Community Banks, Inc.’s Amended and Restated 2000 Key Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on April 13, 2007).

10.19
Subordinated Term Loan Agreement, dated as of August 29, 2008, among United Community Bank, as borrower, the lenders from time to time party thereto, and SunTrust Bank as administrative agent (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s current report on Form 8-K,  filed with the SEC on August 28, 2008).

10.20
Letter Agreement, dated December 5, 2008, between United Community Banks, Inc. and the United States Treasury, with respect to the issuance and sale of Series B Preferred Stock and the Warrant (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s current Report on Form 8-K, filed with the SEC on December 5, 2008).

10.21
Form of Senior Executive Officer Waiver, dated December 5, 2008, by Jimmy C. Tallent, Guy W. Freeman, Rex S. Schuette, David Shearrow and Glenn S. White (incorporated herein by reference to Exhibit 10.23 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.22
Asset Purchase Agreement, dated April 1, 2010 by and among United Community Bank and Fletcher  International, Inc. and certain affiliates thereof who may become parties thereto as purchasers (incorporated  by reference to Exhibit 1.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the  SEC on April 1, 2010).

10.23
Securities Purchase Agreement, dated April 1, 2010 between United Community Banks, Inc. and Fletcher  International, Ltd. (incorporated by reference to Exhibit 1.2 to United Community Banks, Inc.’s Current  Report on Form 8-K, filed with the SEC on April 1, 2010).

10.24
Amendment to Securities Purchase Agreement, dated June 11, 2010 between United Community Banks,  Inc. and Fletcher International, Ltd. (incorporated by reference to Exhibit 1.1 to United Community Banks,  Inc.’s Current Report on Form 8-K, filed with the SEC on June 14, 2010).

10.25
Share Exchange Agreement dated as of February 22, 2011, by and among United Community Banks, Inc.  and Elm Ridge Offshore Master Fund, Ltd and Elm Ridge Value Partners L.P. (incorporated herein by reference to Exhibit 10.25 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, File No. 0001-35095, filed with the SEC on March 16, 2011).

10.26
Investment Agreement, dated as of March 16, 2011, between United Community Banks, Inc. and Corsair Georgia, L.P. (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on March 17, 2011).

10.27
Form of Subscription Agreement, dated as of March 16, 2011, between United Community Banks, Inc. and each Additional Investor (incorporated herein by reference to Exhibit 10.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on March 17, 2011).

21
Subsidiaries of United (incorporated herein by reference to Exhibit 21 to United Community Banks, Inc.’s Annual Report on Form 10-k for the year ended December 31, 2010, File No. 001-35095, filed with the SEC on March 16, 2011).

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Kilpatrick Townsend & Stockton LLP (included as part of Exhibit 5).

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

 (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)           For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Blairsville, state of Georgia, on June 29, 2011.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
President and Chief Executive Officer

(Principal Executive Officer)

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Jimmy C. Tallent and Robert L. Head, Jr. as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement, any other registration statements and exhibits thereto that is the subject of this registration statement filed pursuant to Rule 462 under such Act, and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 29, 2011.

Signature	Title

/s/ Jimmy C. Tallent	President, Chief Executive Officer and Director
Jimmy C. Tallent	(Principal Executive Officer)

/s/ Rex S. Schuette	Executive Vice President and Chief Financial Officer
Rex S. Schuette	(Principal Financial Officer)

/s/ Alan H. Kumler	Senior Vice President, Controller and Chief Accounting Officer
Alan H. Kumler	(Principal Accounting Officer)

/s/ Robert L. Head, Jr.	Chairman of the Board
Robert L. Head, Jr.

/s/ W.C. Nelson, Jr.	Vice Chairman of the Board
W.C. Nelson, Jr.

/s/ Robert Blalock	Director
Robert Blalock

Director
Cathy Cox

/s/ Hoyt O. Holloway	Director
Hoyt O. Holloway

/s/ Peter E. Raskind	Director
Peter E. Raskind

/s/ John D. Stephens	Director
John D. Stephens

/s/ Tim Wallis	Director
Tim Wallis

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Kilpatrick Townsend & Stockton LLP.

23.1	Consent of Porter Keadle Moore, LLP.